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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PrimeTrust Bank

We consent to the use of our report dated January 13, 2006, with respect to the consolidated balance sheets of PrimeTrust Bank, as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included in this Registration Statement on Form S-4 of Mid-America Bancshares, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus and the Registration Statement.


/s/ MAGGART & ASSOCIATES, P.C.
Nashville, Tennessee

May 25, 2006